Exhibit 4.3

SATSUMA PHARMACEUTICALS, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

April 23, 2019

-i-

TABLE OF CONTENTS

(continued)

		Page
6.6	Delays or Omissions	21
6.7	Severability	21
6.8	Titles and Subtitles	21
6.9	Counterparts	21
6.10	Telecopy Execution and Delivery	21
6.11	Jurisdiction; Venue	21
6.12	Further Assurances	21
6.13	Termination Upon Change of Control	21
6.14	Conflict	22
6.15	Attorneys’ Fees	22
6.16	Aggregation of Stock	22
6.17	Additional Investors	22
6.18	Jury Trial	22

-ii-

SATSUMA PHARMACEUTICALS, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

This Amended and Restated Investors’ Rights Agreement (this “Agreement”) is dated as of April 23, 2019, and is between Satsuma Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and the persons and entities listed on Exhibit A (each, an “Investor” and collectively, the “Investors”).

RECITALS

WHEREAS, certain Investors (the “Series B Investors”) are parties to that certain Series B Preferred Stock Purchase Agreement of even date herewith by and among the Company and certain of the Investors (the “Purchase Agreement”), which provides that as a condition to the closing of the sale of the Series B Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”), this Agreement must be executed and delivered by such Investors and the Company;

WHEREAS, certain of the Investors (the “Existing Investors”) possess certain registration rights, rights of first offer and other rights pursuant to an Investors’ Rights Agreement dated as of December 16, 2016 among the Company and the Existing Investors (the “Prior Agreement”);

WHEREAS, pursuant to Section 6.1 of the Prior Agreement, the Prior Agreement may be amended or modified and the obligations of the Company and the rights of the holders of the Shares under the Prior Agreement may be amended or waived only upon the written consent of the Company and the Holders holding a majority of the shares of Common Stock issued or issuable upon conversion of the Shares (as defined in the Prior Agreement); and

WHEREAS, the undersigned Existing Investors constitute Holders of at least a majority of the Shares (as defined in the Prior Agreement) and the undersigned Existing Investors desire to amend and restate the Prior Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions set forth herein and in the Purchase Agreement, the Company and the Existing Investors hereby agree that the Prior Agreement is hereby amended and restated in its entirety by this Agreement, and the parties hereto further agree as follows:

SECTION 1

DEFINITIONS

1.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

(a) “Bad Actor Disqualification” means any “bad actor” disqualification described in Rule 506(d)(1)(i) through (viii) under the Securities Act.

(b) “Commission” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

(c) “Common Stock” means the Common Stock of the Company.

(d) “Conversion Stock” shall mean shares of Common Stock issued upon conversion of the Preferred Stock.

(e) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(f) “Holder” shall mean any Investor who holds Registrable Securities and any holder of Registrable Securities to whom the registration rights conferred by this Agreement have been duly and validly transferred in accordance with Section 2.12 of this Agreement.

(g) “Indemnified Party” shall have the meaning set forth in Section 2.6(c).

(h) “Indemnifying Party” shall have the meaning set forth in Section 2.6(c).

(i) “Initial Closing” shall mean the date of the initial sale of shares of the Company’s Series B Preferred Stock pursuant to the Purchase Agreement.

(j) “Initial Public Offering” shall mean the closing of the Company’s first firm commitment underwritten public offering of the Company’s Common Stock registered under the Securities Act.

(k) “Initiating Holders” shall mean any Holder or Holders who in the aggregate hold not less than twenty percent (20%) of the outstanding Registrable Securities.

(l) “Investors” shall have the meaning set forth in the preamble.

(m) “New Securities” shall have the meaning set forth in Section 4.1(a).

(n) “Preferred Directors” shall mean the Series A Directors and the Series B Director (each as defined in the Company’s Amended and Restated Certificate of Incorporation).

(o) “Preferred Stock” shall mean the Series A Preferred Stock and Series B Preferred Stock, collectively.

(p) “Purchase Agreement” shall have the meaning set forth in the Recitals.

(q) “Registrable Securities” shall mean (i) shares of Common Stock issued or issuable pursuant to the conversion of the Shares; (ii) any Common Stock issued as a dividend or other distribution with respect to or in exchange for or in replacement of the shares referenced in (i) above; and (iii) any other shares of Common Stock held by the Holders; provided, however, that Registrable Securities shall not include any shares of Common Stock described in clause (i), (ii) or (iii) above which have previously been registered or which have been sold to the public either pursuant to a registration statement or Rule 144, or, with respect to registration rights under this Agreement, which have been sold in a private transaction in which the transferor’s rights under this Agreement are not validly assigned in accordance with this Agreement.

(r) The terms “register,” “registered” and “registration” shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of the effectiveness of such registration statement.

(s) “Registration Expenses” shall mean all expenses incurred in effecting any registration pursuant to this Agreement, including, without limitation, all registration, qualification, and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company and fees and disbursements of one special counsel for the Holders (not to exceed $50,000), blue sky fees and expenses, and expenses of any regular or special audits incident to or required by any such registration, but shall not include Selling Expenses, fees and disbursements of other counsel for the Holders and the compensation of regular employees of the Company, which shall be paid in any event by the Company.

(t) “Restricted Securities” shall mean any Registrable Securities required to be notated with the first legend set forth in Section 2.8(c).

(u) “Rule 144” shall mean Rule 144 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

(v) “Rule 145” shall mean Rule 145 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission

(w) “Securities Act” shall mean the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(x) “Selling Expenses” shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for any Holder (other than the fees and disbursements of one special counsel to the Holders included in Registration Expenses).

(y) “Series A Preferred Stock” shall mean the shares of the Company’s Series A Preferred Stock, par value $0.0001 per share.

(z) “Series B Preferred Stock” shall have the meaning set forth in the Recitals.

(aa) “Shares” shall mean the Series A Preferred Stock and Series B Preferred Stock held by the Investors.

(bb) “Significant Holders” shall have the meaning set forth in Section 3.1.

(cc) “Surveyor” shall mean Citadel Multi-Strategy Equities Master Fund Ltd.

(dd) “Wellington Investor” shall mean Hadley Harbor Master Investors (Cayman) II L.P.

(ee) “Withdrawn Registration” shall mean a forfeited demand registration under Section 2.1 in accordance with the terms and conditions of Section 2.4.

SECTION 2

REGISTRATION RIGHTS

2.1 Requested Registration.

(a) Request for Registration. Subject to the conditions set forth in this Section 2.1, if the Company shall receive from Initiating Holders a written request signed by such Initiating Holders that the Company effect any registration with respect to all or a part of the Registrable Securities (such request shall state the number of shares of Registrable Securities to be disposed of and the intended methods of disposition of such shares by such Initiating Holders), the Company will:

(i) promptly give written notice of the proposed registration to all other Holders; and

(ii) as soon as practicable, file and use its commercially reasonable efforts to effect such registration (including, without limitation, filing post-effective amendments, appropriate qualifications under applicable blue sky or other state securities laws, and appropriate compliance with the Securities Act) and to permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within twenty (20) days after such written notice from the Company is mailed or delivered.

(b) Limitations on Requested Registration. The Company shall not be obligated to effect, or to take any action to effect, any such registration pursuant to this Section 2.1:

(i) Prior to the earlier of (A) the three (3) year anniversary of the date of the Initial Closing or (B) one hundred eighty (180) days following the effective date of the first registration statement filed by the Company covering an underwritten offering of any of its securities to the general public;

(ii) If the Initiating Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration statement, propose to sell Registrable Securities and such other securities (if any) at an aggregate offering price, net of underwriters’ discounts and expenses, of less than $10,000,000;

(iii) In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification, or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(iv) After the Company has initiated two such registrations pursuant to this Section 2.1 (counting for these purposes only (x) registrations which have been declared or ordered effective, and (y) Withdrawn Registrations);

(v) During the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of, a Company-initiated registration (or ending on the subsequent date on which all market stand-off agreements applicable to the offering have terminated); provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or

(vi) If the Initiating Holders propose to dispose of shares of Registrable Securities that may be registered on Form S-3 pursuant to a request made under Section 2.3.

(c) Deferral. If (i) in the good faith judgment of the Board of Directors of the Company (the “Board”), the filing of a registration statement covering the Registrable Securities would be detrimental to the Company and the Board concludes, as a result, that it is in the best interests of the Company to defer the filing of such registration statement at such time, and (ii) the Company shall furnish to such Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board, it would be detrimental to the Company for such registration statement to be filed in the near future and that it is, therefore, in the best interests of the Company to defer the filing of such registration statement, then (in addition to the limitations set forth in Section 2.1(b)(v) above) the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders, and, provided further, that the Company shall not defer its obligation in this manner more than once in any twelve-month period.

(d) Underwriting. If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.1 and the Company shall include such information in the written notice given pursuant to Section 2.1(a)(i). In such event, if the Company shall request inclusion in any registration pursuant to Section 2.1 of securities being sold for its own account, or if other persons shall request inclusion in any registration pursuant to Section 2.1, the Initiating Holders shall, on behalf of all Holders, offer to include such securities in the underwriting and such offer shall be conditioned upon the participation of the Company in such underwriting and the inclusion of the Company’s and such person’s other securities of the Company and their acceptance of the further applicable provisions of this Section 2 (including Section 2.10). The Company shall (together with all Holders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders, which underwriters are reasonably acceptable to the Company.

Notwithstanding any other provision of this Section 2.1, if the underwriters advise the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, the number of Registrable Securities that may be so included shall be allocated as follows: (i) first, among all Holders requesting to include Registrable Securities in such registration statement based on the pro rata percentage of Registrable Securities held by such Holders, assuming conversion (ii) second, to the Company, which the Company may allocate, at its discretion, for its own account, or for the account of other holders or employees of the Company; provided that the number of Registrable Securities proposed to be registered by such Holders shall not be reduced below twenty-five percent (25%) of the shares to be underwritten.

If a person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person shall be excluded therefrom by written notice from the Company, the underwriter or the Initiating Holders. The securities so excluded shall also be withdrawn from registration. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall also be withdrawn from such registration. If shares are so withdrawn from the registration and if the number of shares to be included in such registration was previously reduced as a result of marketing factors pursuant to this Section 2.1(d), then the Company shall then offer to all Holders who have retained rights to include securities in the registration the right to include additional Registrable Securities in the registration in an aggregate amount equal to the number of shares so withdrawn, with such shares to be allocated among such Holders requesting additional inclusion, as set forth above.

2.2 Company Registration.

(a) Company Registration. If the Company shall determine to register any of its securities either for its own account or the account of a security holder or holders, other than a registration pursuant to Section 2.1 or 2.3, a registration relating solely to employee benefit plans, a registration relating to the offer and sale of debt securities, a registration relating to a corporate reorganization or other Rule 145 transaction, or a registration on any registration form that does not permit secondary sales, the Company will:

(i) give written notice at least fifteen (15) days prior to the filing of any registration statement to all Holders; and

(ii) use its commercially reasonable efforts to include in such registration (and any related qualification under blue sky laws or other compliance), except as set forth in Section 2.2(b) below, and in any underwriting involved therein, all of such Registrable Securities as are specified in a written request or requests made by any Holder or Holders received by the Company within ten (10) days after such written notice from the Company is mailed or delivered. Such written request may specify all or a part of a Holder’s Registrable Securities.

(b) Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 2.2(a)(i). In such event, the right of any Holder to registration pursuant to this Section 2.2 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company, and other holders of securities of the Company with registration rights to participate therein distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected by the Company.

Notwithstanding any other provision of this Section 2.2, if the underwriters advise the Company in writing that marketing factors require a limitation on the number of shares to be underwritten, the underwriters may (subject to the limitations set forth below) exclude all Registrable Securities from the registration and underwriting. The Company shall so advise all holders of securities requesting registration, and the number of shares of securities that are entitled to be included in the registration and underwriting shall be allocated, as follows: (i) first, to the Company for securities being sold for its own account, and (ii) second, to the Holders requesting to include Registrable Securities in such registration statement based on the pro rata percentage of Registrable Securities held by such Holders, assuming conversion; provided that the number of Registrable Securities proposed to be registered by such Holders shall not be reduced below twenty-five percent (25%) of the shares to be underwritten, unless such offering is the Initial Public Offering and such registration does not include shares of any other selling stockholders, in which event any or all of the Registrable Securities of the Holders may be excluded in accordance with the immediately preceding clause. In no event will shares of any other selling stockholder be included in such registration that would reduce the number of shares which may be included by Holders without the written consent of Holders of not less than sixty-six and two-thirds percent (66 2/3%) of the Registrable Securities proposed to be sold in the offering.

If a person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person shall also be excluded therefrom by written notice from the Company or the underwriter. The Registrable Securities or other securities so excluded shall also be withdrawn from such registration. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

(c) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.

2.3 Registration on Form S-3.

(a) Request for Form S-3 Registration. After its Initial Public Offering, the Company shall use its commercially reasonable efforts to qualify for registration on Form S-3 or any comparable or successor form or forms. After the Company has qualified for the use of Form S-3, in addition to the rights contained in the foregoing provisions of this Section 2 and subject to the conditions set forth in this Section 2.3, if the Company shall receive from Initiating Holders a written request that the Company effect any registration on Form S-3 or any similar short form registration statement with respect to all or part of the Registrable Securities (such request shall state the number of shares of Registrable Securities to be disposed of and the intended methods of disposition of such shares by such Holder or Holders), the Company will take all such action with respect to such Registrable Securities as required by Section 2.1(a)(i) and 2.1(a)(ii).

(b) Limitations on Form S-3 Registration. The Company shall not be obligated to effect, or take any action to effect, any such registration pursuant to this Section 2.3:

(i) In the circumstances described in either Sections 2.1(b)(iii) or 2.1(b)(v);

(ii) If the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) on Form S-3 at an aggregate price to the public of less than $l,000,000; or

(iii) If, in a given twelve-month period, the Company has effected two (2) such registrations in such period.

(c) Deferral. The provisions of Section 2.1(c) shall apply to any registration pursuant to this Section 2.3.

(d) Underwriting. If the Holders of Registrable Securities requesting registration under this Section 2.3 intend to distribute the Registrable Securities covered by their request by means of an underwriting, the provisions of Section 2.1(d) shall apply to such registration. Notwithstanding anything contained herein to the contrary, registrations effected pursuant to this Section 2.3 shall not be counted as requests for registration or registrations effected pursuant to Section 2.1.

2.4 Expenses of Registration. All Registration Expenses incurred in connection with registrations pursuant to Sections 2.1, 2.2 and 2.3 shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Sections 2.1 and 2.3 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered or because a sufficient number of Holders shall have withdrawn so that the minimum offering conditions set forth in Sections 2.1 and 2.3 are no longer satisfied (in which case all participating Holders shall bear such expenses pro rata among each other based on the number of Registrable Securities requested to be so registered), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to a demand registration pursuant to Section 2.1; provided, however, in the event that a withdrawal by the Holders is based upon material adverse information relating to the Company that is different from the information known or available (upon request from the Company or otherwise) to the Holders requesting registration at the time of their request for registration under Section 2.1, such registration shall not be treated as a counted registration for purposes of Section 2.1, even though the Holders do not bear the Registration Expenses for such registration. All Selling Expenses relating to securities registered on behalf of the Holders shall be borne by the holders of securities included in such registration pro rata among each other on the basis of the number of Registrable Securities so registered.

2.5 Registration Procedures . In the case of each registration effected by the Company pursuant to Section 2, the Company will keep each Holder advised in writing as to the initiation of each registration and as to the completion thereof. At its expense, the Company will use its commercially reasonable efforts to:

(a) Keep such registration effective for a period ending on the earlier of the date which is sixty (60) days from the effective date of the registration statement or such time as the Holder or Holders have completed the distribution described in the registration statement relating thereto;

(b) Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in subsection (a) above;

(c) Furnish such number of prospectuses, including any preliminary prospectuses, and other documents incident thereto, including any amendment of or supplement to the prospectus, as a Holder from time to time may reasonably request;

(d) Use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdiction as shall be reasonably requested by the Holders; provided, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(e) Notify each seller of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing, and following such notification promptly prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing;

(f) Provide a transfer agent and registrar for all Registrable Securities registered pursuant to such registration statement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(g) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed; and

(h) In connection with any underwritten offering pursuant to a registration statement filed pursuant to Section 2.1, enter into an underwriting agreement in form reasonably necessary to effect the offer and sale of Common Stock, provided such underwriting agreement contains reasonable and customary provisions, and provided further, that each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

2.6 Indemnification.

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, each of its officers, directors and partners, legal counsel and accountants and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification or compliance has been effected pursuant to this Section 2, and each underwriter, if any, and each person who controls within the meaning of Section 15 of the Securities Act any underwriter, against all expenses, claims, losses, damages and liabilities (or actions, proceedings or settlements in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any registration statement, any prospectus included in the registration statement, any issuer free writing prospectus (as defined in Rule 433 of the Securities Act), any issuer information (as defined in Rule 433 of the Securities Act) filed or required to be filed pursuant to Rule 433(d) under the Securities Act or any other document incident to any such registration, qualification or compliance prepared by or on behalf of the Company or used or referred to by the Company, (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation (or alleged violation) by the Company of the Securities Act, any state securities laws or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any offering covered by such registration, qualification or compliance, and the Company will reimburse each such Holder, each of its officers, directors, partners, legal counsel and accountants and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, loss, damage, liability or action; provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability, or action arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by such Holder, any of such Holder’s officers, directors, partners, legal counsel or accountants, any person controlling such Holder, such underwriter or any person who controls any such underwriter, and stated to be specifically for use therein; and provided, further that, the indemnity agreement contained in this Section 2.6(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld).

(b) To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify and hold harmless the Company, each of its directors, officers, partners, legal counsel and accountants and each underwriter, if any, of the Company’s securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, each other such Holder, and each of their officers, directors and partners, and each person controlling each other such Holder, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, or (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and such other Holders, directors, officers, partners, legal counsel and accountants, persons, underwriters, or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by such Holder under an instrument duly executed by such Holder and stated to be specifically for use therein; provided, however, that the obligations of such Holder hereunder shall not apply to amounts paid in settlement of any such claims, losses, damages or liabilities (or actions in respect thereof) if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld); and provided, that in no event shall any indemnity under this Section 2.6(b) together with any contributions under Section 2.6(d) in the aggregate exceed the net proceeds from the offering received by such Holder.

(c) Each party entitled to indemnification under this Section 2.6 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party’s expense; and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 2.6, to the extent such failure is not prejudicial. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

(d) If the indemnification provided for in this Section 2.6 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. No person or entity will be required under this Section 2.6(d) to contribute any amount, together with any other indemnification under this Section 2.6, in excess of the net proceeds from the offering received by such person or entity, except in the case of fraud or willful misconduct by such person or entity. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

2.7 Information by Holder. Each Holder of Registrable Securities shall furnish to the Company such information regarding such Holder and the distribution proposed by such Holder as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification, or compliance referred to in this Section 2.

2.8 Restrictions on Transfer.

(a) The holder of Registrable Securities, by acceptance of ownership thereof, agrees to comply in all respects with the provisions of this Section 2.8. Each Holder agrees not to make any sale, assignment, transfer, pledge or other disposition of all or any portion of the Restricted Securities, or any beneficial interest therein, unless and until the transferee thereof has agreed in writing for the benefit of the Company to take and hold such Restricted Securities subject to, and to be bound by, the terms and conditions set forth in this Agreement, including, without limitation, this Section 2.8 and Section 2.10, and:

(i) There is then in effect a registration statement under the Securities Act covering such proposed disposition and the disposition is made in accordance with the registration statement; or

(ii) The Holder shall have given written notice to the Company of the Holder’s disposition and shall have furnished the Company with evidence reasonably satisfactory to the Company that such disposition will not require registration of such Restricted Securities under the Securities Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144, except in unusual circumstances as reasonably determined by the Board of Directors.

(b) Notwithstanding the provisions of subsection (a) above, no such restriction shall apply to a transfer by a Holder that is (A) a partnership transferring to its partners or former partners in accordance with partnership interests, (B) a corporation transferring to a wholly-owned subsidiary or a parent corporation that owns all of the capital stock of the Holder, (C) a limited liability company transferring to its members or former members in accordance with their interest in the limited liability company, (D) an entity transferring to an affiliate of such Holder that is an entity and that is ultimately controlled by the same parent company as the Holder (or is the ultimate parent company of the Holder) or (E) an individual transferring to the Holder’s family member or trust for the benefit of an individual Holder; provided that in each case the transferee will agree in writing to be subject to the terms of this Agreement to the same extent as if he were an original Holder hereunder. Notwithstanding the provisions of subsection (a) above, no such restriction shall apply to transfers in compliance with Rule 144, as long as the Company is furnished with evidence of compliance with such Rule.

(c) Each certificate, instrument or book entry representing Registrable Securities shall (unless otherwise permitted by the provisions of this Agreement) be notated with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws); provided, however, that the Company shall remove such legends within three (3) business days of a request by a Holder following registration of such Registrable Securities or expiration of the applicable Rule 144 period:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO (1) RESTRICTIONS ON TRANSFERABILITY AND RESALE, INCLUDING A LOCK-UP PERIOD IN THE EVENT OF A PUBLIC OFFERING, AS SET FORTH IN AN INVESTORS’ RIGHTS AGREEMENT, AND (2) VOTING RESTRICTIONS AS SET FORTH IN A VOTING AGREEMENT AMONG THE COMPANY AND THE ORIGINAL HOLDERS OF THESE SHARES, COPIES OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY.

(d) The first legend referring to federal and state securities laws identified in Section 2.8(c) notated on any certificate evidencing the Restricted Securities and the stock transfer instructions and record notations with respect to the Restricted Securities shall be removed, and the Company shall issue a certificate without such legend to the holder of Restricted Securities (to the extent the securities are certificated), if (i) those securities are registered under the Securities Act, or (ii) the holder provides the Company with an opinion of counsel reasonably acceptable to the Company to the effect that a sale or transfer of those securities may be made without registration, qualification or legend.

(e) The Company shall not be obligated to recognize any attempted sale, assignment, transfer, pledge or other disposition of all or any portion of the Restricted Securities, or any beneficial interest therein, made other than in compliance with the terms and conditions of this Agreement. The Holders consent to the Company making a notation on its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer established in this Agreement.

2.9 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Restricted Securities to the public without registration, the Company agrees to use its commercially reasonable efforts to:

(a) Make and keep adequate current public information with respect to the Company available in accordance with Rule 144 under the Securities Act, at all times from and after ninety (90) days following the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(b) File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at any time after it has become subject to such reporting requirements; and

(c) So long as a Holder owns any Restricted Securities, furnish to the Holder forthwith upon written request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time from and after ninety (90) days following the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration.

2.10 Market Stand-Off Agreement. If requested by the Company or the representatives of the managing underwriter of Common Stock (or other securities) of the Company, each Holder shall not sell or otherwise transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, of any Common Stock (or other securities) of the Company held by such Holder immediately before the effective date of the registration statement for the Company’s Initial Public Offering (other than those included in the registration) during the period from the date of the final prospectus relating only to the Company’s Initial Public Offering through the end of the 180-day period following the effective date of the registration statement, provided that: all officers and directors of the Company and holders of one percent (1%) or more of the Company’s voting securities are bound by the same restrictions and have entered into similar agreements. The obligations described in this Section 2.10 shall not apply to: (1) a registration relating solely to employee benefit plans on Form S-l or Form S-8 or similar forms that may be promulgated in the future, (2) a registration relating solely to a transaction on Form S-4 or similar forms that may be promulgated in the future, (3) the transfer of any shares owned by a Holder to its affiliates or any of the Holder’s stockholders, members, partners or other equity holders; provided that the affiliate, stockholder, member, partner or other equity holder of the Holder agrees to be bound in writing by the restrictions set forth herein, (4) the sale of any shares to an underwriter pursuant to an underwriting agreement and (5) transactions relating to securities acquired in the Initial Public Offering or open market transactions from and after the Initial Public Offering, provided that no filing by any party under Section 16(a) of the Exchange Act shall be required or shall be made voluntarily in connection with such transaction. The Company may impose stop-transfer instructions and may notate each such certificate, instrument or book entry with the second legend set forth in Section 2.8(c) with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of such one hundred eighty (180) day (or other) period. Each Holder agrees to execute a market standoff agreement with said underwriters in customary form consistent with the provisions of this Section 2.10 and such agreements shall provide that any discretionary waiver or termination of the restrictions of such agreements by the Company or representatives of managing underwriter shall apply to all Holders, pro rata, based on the number of shares held provided that lock up agreements applicable to directors and officers of the Company may not be waived.

2.11 Delay of Registration. No Holder shall have any right to take any action to restrain, enjoin, or otherwise delay any registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.12 Transfer or Assignment of Registration Rights. The rights to cause the Company to register securities granted to a Holder by the Company under this Section 2 may be transferred or assigned by a Holder to a transferee or assignee that (a) is a subsidiary, parent, general partner, limited partner, retired partner, member or retired member of a Holder that is a corporation, partnership or limited liability company, (b) is a Holder’s family member or trust for the benefit of an individual Holder, (c) is an entity affiliated by common control (or other related entity) with such Holder or (d) acquires at least 100,000 shares of Registrable Securities (as presently constituted and subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits, and the like); provided that (i) such transfer or assignment of Registrable Securities is effected in accordance with the terms of Section 2.8, the Right of First Refusal and Co-Sale Agreement, and applicable securities laws, (ii) the Company is given written notice of said transfer or assignment, stating the name and address of the transferee or assignee and identifying the securities with respect to which such registration rights are being transferred or assigned and (iii) the transferee or assignee of such rights assumes in writing the obligations of such Holder under this Agreement, including without limitation the obligations set forth in Section 2.10.

2.13 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of Holders holding at least sixty percent (60%) of the outstanding shares of Preferred Stock, voting together as a single class on an as converted basis

(excluding any of such shares held by any Holders whose rights to request registration or inclusion in any registration pursuant to this Section 2 have terminated in accordance with Section 2.14), enter into any agreement with any holder or prospective holder of any securities of the Company giving such holder or prospective holder any registration rights the terms of which are senior to the registration rights granted to the Holders hereunder.

2.14 Termination of Registration Rights. The right of any Holder to request registration or inclusion in any registration pursuant to Sections 2.1, 2.2 or 2.3 shall terminate on the earlier of (i) a Deemed Liquidation Event (as defined in the Company’s Amended and Restated Certificate of Incorporation), (ii) such date on which all shares of Registrable Securities held or entitled to be held upon conversion by such Holder may immediately be sold under Rule 144 during any ninety (90) day period, and (iii) five (5) years after the closing of the Company’s Initial Public Offering.

SECTION 3

INFORMATION COVENANTS

3.1 Basic Financial Information and Inspection Rights.

(a) Basic Financial Information. The Company will furnish the following reports to each Holder who owns at least 850,000 Shares and/or Conversion Stock (as presently constituted and subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits, and the like) and to Shin Nippon Biomedical Laboratories, Ltd. (“SNBL”), Surveyor and the Wellington Investor (collectively, the “Significant Holders”):

(i) As soon as practicable after the end of each fiscal year of the Company, and in any event within 120 days thereafter, a balance sheet of the Company and its subsidiaries, if any, as of the end of such fiscal year, and a statement of income and a statement of cash flows of the Company and its subsidiaries, if any, for such year, all prepared in accordance with U.S. generally accepted accounting principles consistently applied, and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable details. Such financial statements shall be accompanied by a report and opinion thereon by an independent public accountant selected by the Board or the audit committee thereof;

(ii) As soon as practicable after the end of each of the first, second and third quarterly accounting periods, an unaudited consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of each such quarterly period, as applicable, and unaudited consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such period, prepared in accordance with U.S. generally accepted accounting principles consistently applied, subject to changes resulting from normal year-end audit adjustments;

(iii) Thirty days prior to the end of each fiscal year, a comprehensive operating budget forecasting the Company’s revenues, expenses, and cash position on a month-to-month basis for the upcoming fiscal year; and

(iv) Promptly following the end of each quarterly accounting period, and upon reasonable request, an up-to-date detailed capitalization table of the Company.

3.2 Inspection Rights. Each Significant Holder shall have the right to visit and inspect any of the properties of the Company or any of its subsidiaries, and to discuss the affairs, finances and accounts of the Company or any of its subsidiaries with its officers, and to review such information as is reasonably requested at all such reasonable times and as often as may be reasonably requested. Notwithstanding the foregoing, the Company may reasonably require that the Wellington Investor participates together in any such access.

3.3 Observer Rights. The Company shall invite a representative of each of TPG Biotechnology Partners V, L.P., RA Capital Healthcare Fund, L.P., SNBL, and Surveyor (collectively, the “Observers”) or any affiliates of the Observers to attend all meetings of its Board and meetings of the committees of the Board in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors; provided, however, that such representative shall agree to hold in confidence and trust all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if, upon the advice of counsel, the Board determines that access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or if such representative is a competitor of the Company.

3.4 Board Matters.

(a) The Company shall cause to be established, as soon as practicable after such request, and will maintain, an audit and compensation committee of the Board. Each Series A Director and Series B Director (as defined in the Company’s Amended and Restated Certificate of Incorporation) shall be entitled at such director’s election to be a member of each Board committee.

(b) The Company shall reimburse the nonemployee directors and board observers appointed pursuant to Section 3.3 of this Agreement for all reasonable out-of-pocket travel expenses incurred in connection with attending meetings of the Board and meetings of the committees of the Board.

3.5 Tax Status. The Company is a corporation taxable under subchapter C of the Internal Revenue Code of 1986, as amended, for U.S. federal income tax purposes and has comparable status under the laws of any other jurisdiction in which it is required to file any tax return, and shall not change its classification (whether by election, formless conversion, merger, reorganization, or otherwise) to become an entity that is a “pass-through” for income tax purposes without giving each Significant Holder at least thirty days written notice prior to the effective date of such change in tax classification.

3.6 Confidentiality. The Company shall not be required to comply with any information rights of Section 3 in respect of any Holder whom the Board, upon advice of counsel, reasonably determines to be a competitor, provided that for all purposes under this Agreement, the none of Wellington Investor or Surveyor and their affiliates shall be deemed not to be a competitor. Each Holder acknowledges that the information received by them pursuant to this Agreement may be confidential and for its use only, and it will not use such confidential information in violation of the Exchange Act or reproduce, disclose or disseminate such information to any other person (other than its employees or agents having a need to know the contents of such information, and its attorneys), except in connection with the exercise of rights under this Agreement, unless the Company has made such information available to the public generally or such Holder is required to disclose such information by a governmental authority. Notwithstanding the foregoing, a Wellington Investor may disclose confidential information (i) to any prospective purchaser of any Registrable Securities from such Wellington Investor, if such prospective purchaser agrees to be bound by the provisions of this Subsection 3.6; (ii) to (A) any current or prospective affiliate, partner, partner of a partner, member, stockholder, or wholly owned subsidiary of such Wellington Investor or (B) any prospective limited partner of an investment entity formed (or to be formed) after the date hereof that is an advisory or subadvisory client of Wellington Management Company LLP, in each case, in the ordinary course of business, provided that such Wellington

Investor informs such person that such information is confidential and directs such person to maintain the confidentiality of such information; or (iii) as may otherwise be required by law, provided that the Wellington Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure. Notwithstanding the foregoing, Surveyor may disclose confidential information (i) to any prospective purchaser of any Registrable Securities from Surveyor, if such prospective purchaser agrees to be bound by the provisions of this Subsection 3.6; (ii) to (A) any current or prospective affiliate, partner, partner of a partner, member, stockholder, or wholly owned subsidiary of Surveyor or (B) any prospective limited partner of an investment entity formed (or to be formed) after the date hereof that is an advisory or subadvisory client of Surveyor, in each case, in the ordinary course of business, provided that Surveyor informs such person that such information is confidential and directs such person to maintain the confidentiality of such information; (iii) as may otherwise be required by law, provided that Surveyor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure, or (iv) to the extent required in connection with any routine or periodic examination or similar process by any regulatory or self-regulatory body or authority not specifically directed at the Company or the confidential information obtained from the Company pursuant to the terms of this Agreement, including, without limitation, quarterly or annual reports.

3.7 “Bad Actor” Notice. Each party to this Agreement other than the Wellington Investor will promptly notify each other party to this Agreement in writing if it or, to its knowledge, any person specified in Rule 506(d)(1) under the Securities Act becomes subject to any Bad Actor Disqualification.

3.8 Termination of Covenants. The covenants set forth in this Section 3 shall terminate and be of no further force and effect after the closing of the Company’s Initial Public Offering. The covenants set forth in Section 3.3 with respect to Surveyor shall terminate and be of no further force and effect: (i) immediately before the consummation of the Company’s Initial Public Offering, (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iii) upon a Deemed Liquidation Event, as such term is defined in the Company’s Amended and Restated Certificate of Incorporation, whichever event occurs first.

SECTION 4

RIGHT OF FIRST REFUSAL

4.1 Right of First Refusal to Significant Holders. The Company hereby grants to each Significant Holder the right of first refusal to purchase its pro rata share of New Securities (as defined in this Section 4.1(a)) which the Company may, from time to time, propose to sell and issue after the date of this Agreement. A Significant Holder’s pro rata share, for purposes of this right of first refusal, is equal to the ratio of (a) the number of shares of Common Stock owned by such Significant Holder immediately prior to the issuance of New Securities (assuming full conversion of the Shares and full conversion or exercise of all outstanding convertible securities, rights, options and warrants held by said Significant Holder) to (b) the total number of shares of Common Stock outstanding immediately prior to the issuance of New Securities (assuming full conversion of the Shares and full conversion or exercise of all outstanding convertible securities, rights, options and warrants).

(a) “New Securities” shall mean any capital stock (including Common Stock and/or Preferred Stock) of the Company whether now authorized or not, and rights, convertible securities, options or warrants to purchase such capital stock, and securities of any type whatsoever that are, or may become, exercisable or convertible into capital stock; provided that the term “New Securities” does not include Exempted Securities (as defined in the Company’s Amended and Restated Certificate of Incorporation).

(b) In the event the Company proposes to undertake an issuance of New Securities, it shall give each Significant Holder written notice of its intention, describing the type of New Securities, and their price and the general terms upon which the Company proposes to issue the same. Each Significant Holder shall have ten (10) days after any such notice is mailed or delivered to agree to purchase such Holder’s pro rata share of such New Securities for the price and upon the terms specified in the notice by giving written notice to the Company stating therein the quantity of New Securities to be purchased.

(c) Issuance of Equity Securities to Other Persons. If not all of the Significant Holders elect to purchase their pro rata share of the New Securities, then the Company shall promptly notify in writing the Significant Holders who do so elect and shall offer such Significant Holders the right to acquire such unsubscribed shares on a pro rata basis. The Significant Holders shall have five (5) days after receipt of such notice to notify the Company of its election to purchase all or a portion thereof of the unsubscribed shares.

(d) In the event the Holders fail to exercise fully the right of first refusal and over-allotment rights, if any within such period (the “Election Period”), the Company shall have ninety (90) days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within ninety (90) days from the date of said agreement) to sell that portion of the New Securities with respect to which the Significant Holders’ right of first refusal option set forth in this Section 4.1 was not exercised, at a price and upon terms no more favorable to the purchasers thereof than specified in the Company’s notice to Significant Holders delivered pursuant to Section 4.1(b). In the event the Company has not sold within such ninety (90) day period following the Election Period, or such ninety (90) day period following the date of said agreement, the Company shall not thereafter issue or sell any New Securities, without first again offering such securities to the Significant Holders in the manner provided in this Section 4.1.

(e) Termination and Waiver of Rights of First Refusal. The right of first refusal granted under this Agreement shall expire upon, and shall not be applicable to, the Company’s Initial Public Offering. Notwithstanding Section 6.1 hereof, the rights of first refusal established by this Section 4 may be amended, or any provision waived with and only with the written consent of the Company and the Significant Holders holding a majority of the Registrable Securities held by all Significant Holders. provided, however, that if, after giving effect to such waiver of Section 4 with respect to a particular transaction, a Significant Holder purchases securities in such transaction or issuance (such Significant Holder, a “Participating Investor”), such waiver of the provisions of Section 4 shall be deemed to apply to each other Significant Holder whose rights were waived or amended only if such other Significant Holder has been provided the opportunity to purchase a proportional number of the New Securities being offered by the Company in such transaction based on the pro rata purchase right of such other Significant Holder set forth in Section 4, assuming a transaction size determined based upon the amount purchased by the Participating Investor that invested the largest percentage in such transaction, subject to the notice and election periods set forth in Section 4).

(f) Assignment of Rights of First Refusal. The rights of first refusal of each Significant Holder under this Section 4 may be assigned to the same parties, subject to the same restrictions as any transfer of registration rights pursuant to Section 2.12.

(g) A Holder will not have a right of first refusal to purchase a pro rata share of New Securities in accordance with this Section 4 and will not be a Significant Holder for purposes of the right of first refusal granted under this Section 4 if and to the extent that the purchase of the New Securities to be purchased by such Significant Holder in the right of first refusal shall result in such Holder owning more than 20% of the outstanding voting securities of the Company and the Holder or any of its directors, executive officers, other officers that may serve as a director or officer of any company in which it invests, general partners or managing members or any person that would be deemed a beneficial owner of the securities of the Company held by the Holder (in accordance with Rule 506(d) of the Securities Act) is subject to any Bad Actor Disqualification, except as set forth in Rule 506(d)(2)(ii) or 506(d)(2)(iii) or 506(d)(3) under the Securities Act.

SECTION 5

ADDITIONAL COVENANTS

5.1 Insurance. Company shall use its commercially reasonable efforts to maintain, from financially sound and reputable insurers, Directors and Officers liability insurance in an amount of not less than $3,000,000, until such time as the Board determines that such insurance should be discontinued.

5.2 Employee Agreements. The Company will cause each person now or hereafter employed by it or by any subsidiary (or engaged by the Company or any subsidiary as a consultant/independent contractor) to enter into a nondisclosure and proprietary rights assignment agreement in the form approved by the Board.

5.3 Employee Stock Options. Unless otherwise approved by the Board, including at least one of the Preferred Directors, all future Company stock options and other stock equivalents issued after the date of this Agreement to employees, directors, consultants and other service providers shall vest over a four (4) year period, with the first twenty-five percent (25%) of such shares vesting following twelve (12) months of continued employment or service, and the remaining shares vesting in equal monthly installments over the following thirty-six (36) months. Any subsequent “refresh” employee options shall vest monthly over forty-eight (48) months.

5.4 Reservation of Common Stock. The Company will at all times reserve and keep available, solely for issuance and delivery upon the conversion of the Preferred Stock, all Common Stock issuable from time to time upon such conversion.

5.5 Directors’ Liability and Indemnification. The Company’s Amended and Restated Certificate of Incorporation and Bylaws shall provide (a) for elimination of the liability of directors to the maximum extent permitted by law and (b) for indemnification of directors for acts on behalf of the Company to the maximum extent permitted by law. In addition, the Company shall enter into and use its best efforts to at all times maintain indemnification agreements with each of its directors to indemnify such directors to the maximum extent permissible under applicable law.

5.6 Matters Requiring Investor Director Approval. So long as the holders of Preferred Stock are entitled to elect any Preferred Directors, the Company hereby covenants and agrees with each of the Investors that it shall not, without approval of the Board, which approval must include the affirmative vote of at least one of then-serving Preferred Directors:

(a) voluntarily liquidate or dissolve or to enter into any transaction deemed to be a Deemed Liquidation Event of the Company, as defined in Section 3(d) of the Company’s Amended and Restated Certificate of Incorporation, or amend Section 3 of the Company’s Amended and Restated Certificate of Incorporation;

(b) create or authorize the creation of, or issue any security convertible into, or exercisable for, any equity security having rights, preferences or privileges senior to the Series B Preferred Stock;

(c) reclassify, alter or amend any existing security of the Company that is pari passu with the Series B Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Company, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to the Series B Preferred Stock in respect of any such right, preference, or privilege or (ii) reclassify, alter or amend any existing security of the Company that is junior to the Series B Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Company, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with the Series B Preferred Stock in respect of any such right, preference or privilege; or

(d) effect a public offering of the Company’s Common Stock that is not a Qualified Public Offering.

SECTION 6

MISCELLANEOUS

6.1 Amendment. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by the Company and the Holders holding sixty percent (60%) of the outstanding shares of Preferred Stock, voting together as a single class on an as converted basis (excluding any of such shares that have been sold to the public or pursuant to Rule 144, and excluding, with respect to Section 2 (other than Sections 2.8, 2.9 and 2.10), any of such shares held by any Holders whose rights to request registration or inclusion in any registration pursuant to Section 2 have terminated in accordance with Section 2.14); provided, however, that if any amendment, waiver, discharge or termination operates in a manner that treats any Holder different from other Holders the consent of such Holder shall also be required for such amendment, waiver, discharge or termination. Any such amendment, waiver, discharge or termination effected in accordance with this paragraph shall be binding upon each Holder and each future holder of all such securities of Holder provided, further, that Sections 3.1 and 3.2 and this proviso may not be amended or modified and the observance of any term thereof may not be waived without the written consent of the Holders of at least a majority of the Registrable Securities then outstanding and held by the Significant Holders; provided, further, that Section 1.1(cc), each of Section 3.1(a), Section 3.2, Section 3.3 and Section 3.6 as such sections provide for Surveyor’s rights thereunder, and this proviso may not be amended or modified and the observance of any term thereof may not be waived without the written consent of Surveyor; provided, further, that Section 1.1(dd), each of Section 3.1(a), and Section 3.6 as such sections provide for the Wellington Investor’s rights thereunder and this proviso may not be amended or modified and the observance of any term thereof may not be waived without the written consent of the Wellington Investor; provided, further, that each of Section 3.1(a) and Section 3.3 as such sections provide for SNBL’s rights thereunder, and this proviso may not be amended or modified and the observance of any term thereof may not be waived without the written consent of SNBL; provided, further, Section 3.3 with respect to TPG Biotechnology Partners VI, LP’s rights thereunder and this proviso may not be amended or modified and the observance of any term thereof may not be waived without the written consent of TPG Biotechnology Partners VI, LP.; and provided, further, that Section 3.3 with respect to RA Capital Healthcare Fund, L.P.’s rights thereunder and this proviso may not be amended or modified and the observance of any term thereof may not be waived without the written consent of RA Capital Healthcare Fund, L.P. Each Holder acknowledges that by the operation of this paragraph, and except as otherwise set forth herein, the holders holding sixty percent (60%) of the outstanding shares of Preferred Stock, voting together as a single class on an as converted basis (excluding any of such shares that have been sold to the public or pursuant to Rule 144, and excluding, with respect to Section 2 (other than Sections 2.8, 2.9 and 2.10), any of such shares held by any Holders whose rights to request registration or inclusion in any registration pursuant to Section 2 have terminated in accordance with Section 2.14) will have the right and power to diminish or eliminate all rights of such Holder under this Agreement.

6.2 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail (if to an Investor or Holder) or otherwise delivered by hand, messenger or courier service addressed:

(a) if to an Investor, to the Investor’s address, facsimile number or electronic mail address (and with such copies which shall not constitute notice) as shown on the signature pages or exhibits hereto, as may be updated in accordance with the provisions hereof;

(b) if to any Holder, to such address, facsimile number or electronic mail address (and with such copies which shall not constitute notice) as shown on the signature pages or exhibits hereto, or, until any such Holder so furnishes an address, facsimile number or electronic mail address to the Company, then to the address of the last holder of such shares for which the Company has contact information in its records; or

(c) if to the Company, to the attention of the Chief Executive Officer or Chief Financial Officer of the Company at 400 Oyster Point Boulevard, Suite 221, South San Francisco, California, 94080, email: john@satsumarx.com and tom@satsumarx.com, or at such other current address as the Company shall have furnished to the Investors or Holders, with a copy (which shall not constitute notice) to Brian J. Cuneo, Latham & Watkins LLP, 140 Scott Drive, Menlo Park, California 94025, email: brian.cuneo@lw.com, fax: 650.463.2600.

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given (i) if delivered by hand, messenger or courier service, when delivered (or if sent via a nationally-recognized overnight courier service, freight prepaid, specifying next-business-day delivery, one business day after deposit with the courier), or (ii) if sent via mail, at the earlier of its receipt or five days after the same has been deposited in a regularly-maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid, or (iii) if sent via facsimile, upon confirmation of facsimile transfer or, if sent via electronic mail, upon confirmation of delivery when directed to the relevant electronic mail address, if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then on the recipient’s next business day.

6.3 Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of California as applied to agreements entered into among California residents to be performed entirely within California, without regard to principles of conflicts of law.

6.4 Successors and Assigns. This Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by any Investor without the prior written consent of the Company. Any attempt by an Investor without such permission to assign, transfer, delegate or sublicense any rights, duties or obligations that arise under this Agreement shall be void. Subject to the foregoing and except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

6.5 Entire Agreement. This Agreement, the exhibits hereto, the Purchase Agreement and the other documents delivered thereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof. No party hereto shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein. The Prior Agreement is hereby amended and restated and superseded in its entirety by this Agreement.

6.6 Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

6.7 Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms.

6.8 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs and exhibits shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits attached hereto.

6.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties that execute such counterparts, and all of which together shall constitute one instrument.

6.10 Execution and Delivery. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.11 Jurisdiction; Venue. With respect to any disputes arising out of or related to this Agreement, the parties consent to the exclusive jurisdiction of, and venue in, the state courts in Santa Clara County in the State of California (or in the event of exclusive federal jurisdiction, the courts of the Northern District of California).

6.12 Further Assurances. Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.

6.13 Termination Upon Change of Control. Notwithstanding anything to the contrary herein, this Agreement (excluding any then-existing obligations) shall terminate upon the acquisition of the Company by another entity by means of any transaction or series of related transactions to which the Company is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), as a result of shares in the Company held by such holders prior to such transaction, at least fifty percent (50%) of the total voting power represented by the voting securities of the Corporation or such surviving entity outstanding immediately after such transaction or series of transactions.

6.14 Conflict. In the event of any conflict between the terms of this Agreement and the Company’s Amended and Restated Certificate of Incorporation or its Bylaws, the terms of the Company’s Amended and Restated Certificate of Incorporation or its Bylaws, as the case may be, will control.

6.15 Attorneys’ Fees. In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

6.16 Aggregation of Stock. All securities held or acquired by affiliated entities (including affiliated venture capital funds) or persons shall be aggregated together for purposes of determining the availability of any rights under this Agreement.

6.17 Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company shall issue additional shares of its Series B Preferred Stock after the date hereof, any holder of such shares of Series B Preferred Stock shall become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement and shall be deemed an “Investor,” a “Holder” and a party hereunder with respect to such shares of Series B Preferred.

6.18 Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT. If the waiver of jury trial set forth in this section is not enforceable, then any claim or cause of action arising out of or relating to this Agreement shall be settled by judicial reference pursuant to California Code of Civil Procedure Section 638 et seq. before a referee sitting without a jury, such referee to be mutually acceptable to the parties or, if no agreement is reached, by a referee appointed by the Presiding Judge of the California Superior Court for Santa Clara County. This paragraph shall not restrict a party from exercising remedies under the Uniform Commercial Code or from exercising pre-judgment remedies under applicable law.

6.19 Right to Conduct Activities. The Company acknowledges and agrees that certain of the Investors are in the business of venture capital and other investing or professional investment funds and therefore review the business plans and related proprietary information of many enterprises and invest in numerous enterprises, including enterprises which may have products or services which compete directly or indirectly with those of the Company. Nothing in this Agreement shall preclude or in any way restrict the Investors from investing or participating in any particular enterprise whether or not such enterprise has products or services which compete with those of the Company. The Company hereby agrees that, to the fullest extent permitted under applicable law, no Investor shall be liable to the Company for any claim arising out of and based solely upon, (i) the investment by such Investor or any affiliate of such Investor in any entity competitive with the Company, or (ii) actions taken by any partner, officer or other representative of such Investor or any affiliate of such Investor to assist any such competitive company, whether or not such action was taken as a member of the board of directors of such competitive company or otherwise, and whether or not such action has a detrimental effect on the Company.

(signature page follows)

The parties are signing this Amended and Restated Investors’ Rights Agreement as of the date stated in the introductory clause.

SATSUMA PHARMACEUTICALS, INC.
a Delaware corporation

By:	/s/ John Kollins
Name:	John Kollins
Title:	President & CEO

(Signature page to the Satsuma Pharmaceuticals, Inc. Series B Investors’ Rights Agreement)

The parties are signing this Amended and Restated Investors’ Rights Agreement as of the date stated in the introductory clause.

INVESTOR

TPG BIOTECHNOLOGY PARTNERS V, L.P.

By:	/s/ Michael LaGatta
Name:	Michael LaGatta
Title:	Vice President

(Signature page to the Satsuma Pharmaceuticals, Inc. Series B Investors’ Rights Agreement)

The parties are signing this Amended and Restated Investors’ Rights Agreement as of the date stated in the introductory clause.

INVESTOR

CORMORANT PRIVATE HEALTHCARE FUND II, LP

By: Cormorant Private Healthcare GP II, LLC
By: Bihua Chen, Managing Member of the GP 200 Clarendon Street, 52nd Floor
Boston, MA 02116

By:	/s/ Bihua Chen
Name:
Title:

CORMORANT GLOBAL HEALTHCARE MASTER FUND, LP

By: Cormorant Global Healthcare GP, LLC
By: Bihua Chen, Managing Member of the GP 200 Clarendon Street, 52nd Floor
Boston, MA 02116

By:	/s/ Bihua Chen
Name:
Title:

(Signature page to the Satsuma Pharmaceuticals, Inc. Series B Investors’ Rights Agreement)

The parties are signing this Amended and Restated Investors’ Rights Agreement as of the date stated in the introductory clause.

INVESTOR

RA CAPITAL HEALTHCARE FUND, L.P.

By: RA Capital Management, LLC
Its: General Partner

By:	/s/ Rajeev Shah
Name:	Rajeev Shah
Title:	Authorized Signatory

(Signature page to the Satsuma Pharmaceuticals, Inc. Series B Investors’ Rights Agreement)

The parties are signing this Amended and Restated Investors’ Rights Agreement as of the date stated in the introductory clause.

INVESTOR

LUMIRA CAPITAL IV, L.P.

By: its general partner Lumira Capital IV GP, L.P.
By: its general partner Lumira IV GP Inc.
Its: General Partner

By:	/s/ Vasco Larcina
Name:	Vasco Larcina
Title:	CFO

By:	/s/ Benjamin Rovinski
Name:	Benjamin Rovinski
Title:	Senior Vice President

LUMIRA CAPITAL IV (INTERNATIONAL) , L.P.

By: its general partner Lumira Capital IV GP, L.P.
By: its general partner Lumira IV GP Inc.
Its: General Partner

By:	/s/ Vasco Larcina
Name:	Vasco Larcina
Title:	CFO

By:	/s/ Benjamin Rovinski
Name:	Benjamin Rovinski
Title:	Senior Vice President

(Signature page to the Satsuma Pharmaceuticals, Inc. Series B Investors’ Rights Agreement)

The parties are signing this Amended and Restated Investors’ Rights Agreement as of the date stated in the introductory clause.

INVESTOR

BLACKWELL PARTNERS LLC – SERIES A

By:	/s/ Justin B. Nixon
Name:	Justin B. Nixon
Title:	DUMAC, Inc. Authorized Agent

By:	/s/ Janine M. Lall
Name:	Janine M. Lall
Title:	DUMAC, Inc. Authorized Agent

(Signature page to the Satsuma Pharmaceuticals, Inc. Series B Investors’ Rights Agreement)

The parties are signing this Amended and Restated Investors’ Rights Agreement as of the date stated in the introductory clause.

INVESTOR

SHIN NIPPON BIOMEDICAL LABORATORIES LTD.

By:	/s/ Ryoichi Nagata
Name:	Ryoichi Nagata, MD, PhD
Title:	President & CEO

(Signature page to the Satsuma Pharmaceuticals, Inc. Series B Investors’ Rights Agreement)

The parties are signing this Amended and Restated Investors’ Rights Agreement as of the date stated in the introductory clause.

INVESTOR

CDK ASSOCIATES, LLC

By:	/s/ Karen Cross
Name:	Karen Cross
Title:	Treasurer

THIRD STREET HOLDINGS, LLC

By: Caxton Alternative Management, LP, its Investment Manager

By:	/s/ Karen Cross
Name:	Karen Cross
Title:	CFO and COO

(Signature page to the Satsuma Pharmaceuticals, Inc. Series B Investors’ Rights Agreement)

The parties are signing this Amended and Restated Investors’ Rights Agreement as of the date stated in the introductory clause.

INVESTOR

OSAGE UNIVERSITY PARTNERS III, LP

By: Osage University GP III, LLC, its General Partner

By:	/s/ William Harrington
Name:	William Harrington
Title:	Managing Member

(Signature page to the Satsuma Pharmaceuticals, Inc. Series B Investors’ Rights Agreement)

The parties are signing this Amended and Restated Investors’ Rights Agreement as of the date stated in the introductory clause.

INVESTOR

CITADEL MULTI-STRATEGY EQUITIES MASTER FUND LTD.

By: Citadel Advisors LLC, its portfolio manager

By:	/s/ Noah Goldberg
Name:	Noah Goldberg
Title:	Authorized Signatory

(Signature page to the Satsuma Pharmaceuticals, Inc. Series B Investors’ Rights Agreement)

The parties are signing this Amended and Restated Investors’ Rights Agreement as of the date stated in the introductory clause.

INVESTOR

MUTUAL FUND SERIES TRUST, ON BEHALF OF EVENTIDE HEALTHCARE & LIFE SCIENCES FUND

By:	/s/ Erik Naviloff
Name:	Erik Naviloff
Title:	Officer

(Signature page to the Satsuma Pharmaceuticals, Inc. Series B Investors’ Rights Agreement)

The parties are signing this Amended and Restated Investors’ Rights Agreement as of the date stated in the introductory clause.

INVESTOR

WS Investment Company, LLC (2019A)

By:	/s/ James A. Terranova
Name:	James A. Terranova
Title:	Managing Director

(Signature page to the Satsuma Pharmaceuticals, Inc. Series B Investors’ Rights Agreement)

The parties are signing this Amended and Restated Investors’ Rights Agreement as of the date stated in the introductory clause.

INVESTOR

SBI AI&Blockchain Investment LPS

By: SBI Investment Co., Ltd., its General Partner

By:	/s/ Katsuya Kawashima
Name:	Katsuya Kawashima
Title:	Representative Director

(Signature page to the Satsuma Pharmaceuticals, Inc. Series B Investors’ Rights Agreement)

The parties are signing this Amended and Restated Investors’ Rights Agreement as of the date stated in the introductory clause.

INVESTOR

HADLEY HARBOR MASTER INVESTORS (CAYMAN) II L.P.

By: Wellington Management Company LLP,
as investment adviser

By:	/s/ Emily D. Babalas
Name: Emily D. Babalas
Title: Managing Director and Counsel

Address for notice, which shall be set forth in the Company’s books and records:

Wellington Management Company LLP
Legal and Compliance 280 Congress Street
Boston, MA 02210
Tel: (617) 790-7429
Attn: Emily Babalas
Email: [***]
Fax: (617) 443-5449

With a copy (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street
Boston, MA 02109
Attn: Jason Kropp
Email: [***]
Fax: (617) 526-5000

(Signature page to the Satsuma Pharmaceuticals, Inc. Series B Investors’ Rights Agreement)

EXHIBIT A

INVESTORS

Hadley Harbor Master Investors (Cayman) II L.P.

c/o Wellington Management Company, LLC
280 Congress Street
Boston, MA 02110
Telephone: 617-790-8221
Attention: Emily Babalas, Managing Director and Counsel

E mail: [***]

with a copy (for informational purposes only) to:

Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Fax: 617-526-5000
Attention: Jason Kropp
E mail: [***]

RA Capital Healthcare Fund, L.P. 20 Park Plaza, Suite 1200 Boston, MA 02166

Blackwell Partners LLC – Series A 280 S. Mangum Street, Suite 210 Durham, NC 27701

TPG Biotechnology Partners V, L.P. 301 Commerce Street, Suite 3300 Fort Worth, TX 76102

Shin Nippon Biomedical Laboratories, Ltd.
2438 Miyanouracho, Kagoshima-shi Kagoshima-ken 891-1394, Japan
Fax: +81 99 294 3619

Citadel Multi-Strategy Equities Master Fund Ltd.

c/o Citadel Advisors LLC

601 Lexington Avenue

New York, New York

Attn: Noah Goldberg and Harry Greenbaum

[***]

with a copy (for informational purposes only) to:

Choate Hall and Stewart LLP
Two International Place
Attention: Brian P. Lenihan and Tobin P. Sullivan
E mail: [***]

Lumira Capital IV, L.P. 141 Adelaide Street West Suite 770 Toronto, ON M5H 3L5 Attn: Vasco Larcina Email: [***] Email: [***]

Lumira Capital IV (International), L.P. 141 Adelaide Street West Suite 770 Toronto, ON M5H 3L5 Attn: Vasco Larcina Email: [***] Email: [***]

CDK Associates, LLC (CAM)

Third Street Holdings, LLC (CAM)

Cormorant Private Healthcare Fund II, LP 200 Clarendon Street, 52nd Floor Boston, MA 02116

CRMA SPV, LP PO Box 309, Ugland House Grand Cayman; KY1-1104 Cayman Islands

Mutual Fund Series Trust, On Behalf of Eventide Healthcare & Life Sciences Fund

WSGR

SBI AI&Blockchain Investment LPS

Osage University Partners III, LP